DEBT REMISSION AGREEMENT

1 April 2021

BETWEEN

WISEKEY INTERNATIONAL HOLDING AG

AND

WISEKEY SEMICONDUCTORS SAS

DEBT REMISSION AGREEMENT

This Agreement is entered into between:

WISeKey International Holding, a Swiss aktiengesellschaft, having its registered office at General-Guisan-Strasse 6, 6300 Zug (Switzerland) and listed on the Swiss Stock Exchange (ISIN CH0314029270), and duly represented by Carlos Moreira and Peter Ward;

And:

WISeKey Semiconductors, a French société par actions simplifiée, having its registered office at rue de la Carrière de Bachasson, Artepac de Bachasson, Bâtiment A, 13590 Meyreuil (France), registered with the trade and companies register of Châlons-en-Champagne under number 523 966 182, and duly represented by Peter Ward and Bernard Vian;

RECITALS

(A)	WISeKey International Holding currently owns 100% of the share capital of WISeKey Semiconductors.

(B)	WISeKey Semiconductors has accumulated losses over the past few years, which stand at EUR 12.7M as of the beginning of fiscal year 2021.

(C)	WISeKey Semiconductors has an outstanding debt owed to WISeKey International Holding of EUR 7.6M as of the date hereof.

(D)	Following requests by the statutory auditors of WISeKey Semiconductors to clean up its accumulated losses, WISeKey International Holding is willing to proceed to a partial remission of that debt, which WISeKey Semiconductors is willing to accept.

1.	REMISSION OF DEBT

1.1	Remission of debt. The parties hereby agree to a remission of the debt owed by WISeKey Semiconductors to WISeKey International Holding in an amount of EUR 5,000,000, made up as follows:

1.1.1	An amount of CHF2,283,115.79 (EUR 2,064,380.25 at the exchange rate as at 31 March 2021), representing the accumulated interest and capital outstanding on an open credit line between the companies.

1.1.2	An amount of EUR 732,348.40, representing the accumulated interest and capital outstanding on an open credit line between the companies.

1.1.3	An amount of USD 2,587,396.29 (EUR 2,203,271.35 at the exchange rate as at 31 March 2021), representing part of the capital outstanding on an open credit line between the companies.

1.2	No Consideration. WISeKey Semiconductors shall issue no share or other consideration in exchange for this transaction.

1.3	Further Assurances. If at any time, any of the parties consider that any other documentation or the taking of any other act is necessary, desirable or proper to satisfy the covenants set forth in this Article 1, the parties agree to do all things necessary, desirable or proper to carry out the purposes of this agreement.

2.	CONDITION SUBSEQUENT

2.1	Return to profits. WISeKey Semiconductors shall be regarded as having returned to profits if its net income, before corporate income tax, and before taking into consideration any reinstatement of the debt under Article 2.1 below, is positive (“Adjusted Net Income”).

2.2	Reinstatement. In the event that WISeKey Semiconductors returns to profit, as defined above, WISeKey Semiconductors shall reinstate a portion of the debt remitted under Article 1 above, and all agreements between the parties governing the debt prior to its remission shall recover full effect.

2.3	Reinstated portion. The parties shall jointly determine the amount of the reinstated portion of the debt at the end of each fiscal year in the best interest of WISeKey Semiconductors. In any case, this reinstated portion shall be no less than 50% of the Adjusted Net Income of the fiscal year without causing WISeKey Semiconductors’s net taxable income to fall beneath EUR 250,000.

3.	TAX MATTERS

3.1	French taxes. Any tax arising in France on the remission of debt, or its reinstatement, shall be the sole responsibility of WISeKey Semiconductors, who shall be liable to pay such tax in accordance with applicable French laws.

3.2	Swiss taxes. Any tax arising in the Switzerland on the remission of debt or its reinstatement, shall be the sole responsibility of WISeKey International Holding, who shall be liable to pay such tax in accordance with applicable Swiss laws.

4.	GENERAL PROVISIONS

4.1	Construction. This agreement is the result of negotiations among, and has been reviewed by each party. Accordingly, this agreement shall be deemed the product of the parties, and no ambiguity shall be construed in favor of or against any party.

4.2	Entire agreement. This agreement constitutes and contains the entire agreement of the parties with respect to its purpose and supersedes all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, relating to that purpose.

4.3	Severability. If any provision of this agreement is held to be invalid in whole or in part, the validity of the remaining provisions of this agreement shall not be affected. In such event, the parties shall, to the extent possible, substitute for such invalid provision a valid provision corresponding to the spirit and purpose of this agreement.

4.4	No third party rights. Nothing expressed in or to be implied from this agreement is intended to give, or shall be construed to give, any person, other than the parties and their permitted successors and assigns, any benefit or legal or equitable right, remedy or claim under or by virtue of this agreement.

4.5	Further communications. Any notice or other communication under or in connection with this agreement shall be in writing and given to the party due to receive the notice at its address set out in this agreement or such other address as any party may specify by notice in writing to the other party.

5.	GOVERNING LAW AND JURISDICTION

5.1	This agreement is governed by, and shall be construed in accordance with, the laws of France.

5.2	The parties agree that all proceedings, disputes and claims concerning the interpretation or the performance of this agreement, including questions involving its existence, validity and duration shall be subject to the exclusive jurisdiction of the Commercial Court of Paris (tribunal de commerce de Paris).

EXECUTED by the parties in Geneva on 1 April 2021, in 2 original copies.

/s/ Carlos Moreira WISeKey International Holding AG Name: Carlos Moreira Title: CEO	/s/ Peter Ward WISeKey Semiconductors SAS Name: Peter Ward Title: Président
/s/ Peter Ward WISeKey International Holding AG Name: Peter Ward Title: CFO	/s/ Bernard Vian WISeKey Semiconductors SAS Name: Bernard Vian Title: General Manager

5